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Sanderson Farms, Inc.

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SANDERSON FARMS STRATEGY AND GOVERNANCE UPDATE September 2018

Table of Contents Our Successful Strategy to Drive Organic Growth Our Commitment to Sustainable Practices Our Approach to Animal Welfare and Antibiotic Use Our Board of Directors and Governance to Support the Execution of Our Strategic Plan Company Mission Company Overview 3 4 6 7 11 13 17 19 21 Track Record of Long-Term Financial Performance and Disciplined Capital Allocation Our Process of Shareholder Engagement Our Executive Compensation Program

Company Mission Mission Statement Sanderson Farms, Inc. maximizes stockholder value by being a successful producer and marketer of high quality food products and providing superior service to the food industry. As you will see from this presentation, we perform at the top of our industry. This is the direct result of the implementation of our strategic plan, which has created outstanding value for our stockholders since our initial public offering in 1987. To enhance our growth and extend our leadership position in the industry, we must continue to optimize our operations and maintain our core values that promote environmental and social responsibility. Our Board of Directors actively oversees the pursuit of our company’s mission, including detailed analysis, at least annually, of our written, long-term strategic plan. In addition, the board receives periodic reports on the execution of the strategic plan to benchmark progress and to understand when changes to the plan are required. The company’s growth strategy, operational goals, and marketing plan are all included in the strategic plan, as well as specific benchmarks, time tables and expectations. As a public company, our primary mission is to build long term value for our stockholders. To accomplish this purpose, we have developed sustainable business practices to ensure the company will not only survive for the long term, but will also thrive. We believe that stockholder value can be maximized only if we do business in a way that considers the interests of all of our stakeholders. This requires that we focus not only on our stockholders but also on our customers, our employees, our contract farmers, our animals, the environment, and the communities in which we operate.

Sanderson Farms is a leading fully vertically integrated poultry processing company engaged in the production, processing, marketing, and distribution of fresh and frozen chicken products for our customers. We have been operating in Mississippi continuously since 1947, and we also have facilities in Georgia, Louisiana, North Carolina, and Texas. Our customers include some of the leading retailers, distributors, and food service operators in the United States. We have a strong track record of delivering sustainable, above industry average returns for our shareholders across the market cycles that characterize our industry. We share a deep commitment to the safety and well-being of our employees, our relationships with our farmers and customers, the welfare of our animals, and the communities in which we operate. We believe consumers have the right to safe and affordable chicken, and using consumer research, feedback from our customers, and other tools, we focus our product mix on what our customers want. Company Overview Source: Bloomberg. As of July 18, 2018. Source: Bloomberg. As of July 10, 2018. Total Shareholder Return1 Company Snapshot2 $2.43 billion Market Cap $3.34 billion FY 2017 Revenue $275.46 million FY 2017 GAAP Net Income $9.10 FY 2017 GAAP EPS 14,669 Employees ~567 million Chickens processed in FY 2017

How Sanderson Farms Creates Long-Term Value 1 Low Cost Producer As one of the industry’s most efficient producers, we are well positioned to capture market share 2 Favorable Product Mix All production is focused on what have historically been the two most profitable markets in our industry over the market cycles 3 Attractive Growth Profile Track record of generating strong internal growth History of delivering above average returns relative to our peers 4 Strong Balance Sheet Manage and maintain appropriate capital structure Strong balance sheet enables growth even during industry downturns that are characteristic of a commodity business 5 Commitment to Sustainability Conserving natural resources has been a core value of ours since our founding, as well as a focus on efficient operations, animal welfare, food quality, employee safety, and a commitment to the communities in which we operate 6 Effective Corporate Governance Strong, experienced board provides appropriate oversight of management and the development and execution of our strategy Consistent engagement with our shareholders

Our Successful Strategy to Drive Organic Growth Continue to Responsibly Expand Production Capacity Concentrate Production on Medium and Larger Birds for Retail Grocery and Food Service Customers Allocate Capital Responsibly to Manage Through Down Cycles Learn from Our Customers and Adapt to Changing Consumer Preferences Retain Commitment to Animal Welfare, Employee Safety and Sustainability Opened new poultry complex in St. Pauls, NC in 2017 Selected new site for complex in Tyler, TX, expected to begin operations in the first calendar quarter of 2019 Anticipating consistent 4-6% annual production growth Wide range of customers provides us with flexibility to respond to changing market conditions Retail grocery market prices remain good amidst softness in the overall market Historically, the bulk of our capital expenditures went towards opening new facilities to increase our capacity 2018 capital budget funded from cash on hand and cash flow from operations Our customers focus on safe, quality, affordable chicken Adapting our messaging and advertising strategy to focus on dispelling myths around poultry production Positive sentiment regarding our messaging remains high, averaging 83% 99% average audit score from National Chicken Council 51 jobs dedicated to environmental services 41% reduction in water usage per pound since 2008 OSHA injury rates reduced by 88% since 1973

Our Commitment to Sustainable Practices Sanderson Farms contracts with almost 1,000 family farmers who raise our live chickens. We were the first among our peers to offer long term, 15-year agreements for growers, and our compensation level is among the very top of our industry. Being able to attract the talent and investment required of farmers is strategic for us, since our corporate growth is dependent on farmer recruitment. We reward our farmers accordingly. Our success as a company is directly tied to the success of many individuals. Our relationship with our employees and contract farmers is grounded in our belief that all persons should be treated with absolute respect and integrity. This means providing all employees with competitive compensation, benefits and retirement packages, cutting edge training, technological innovation, a commitment to diversity, robust antidiscrimination policies, and a safe environment in which to work. We understand “sustainability” means more than just stewardship of natural resources. To promote our success over the long term, we have developed business practices and a governance structure that focus on the needs of our employees, our contract farmers, our customers and consumers, the environment, the animals we raise, our technological and financial resources, and the communities of which we are a part. Long term sustainability requires a marketing strategy that evolves with the preferences of our customers and consumers. By monitoring consumer preferences using independently collected consumer data, brand tracking studies, and direct engagement with consumers through social media, we are able to react to customer and consumer demand. We are recognized as a leading producer of fresh, affordable, high quality chicken products. Our track record indicates that our straightforward product mix focused on fresh chicken for domestic customers and frozen chicken for our export partners is a sustainable approach.

Our Commitment to Sustainable Practices We continually strive to optimize the efficiency of our operations. Our people recognize that efficient operations inherently have less impact on the environment, and that protecting the environment is not only the right thing to do, but also creates value for our stockholders. We have implemented programs that minimize our energy and water use, reduce waste, create renewable resources, and reuse materials where possible. The protection of our flocks is also crucial for our success and the integrity of our products. We have high animal welfare standards and have developed animal husbandry techniques, including the judicious use of antibiotics, that protect the health and well-being of our birds. They also enhance the safety and quality of our products, and help to lessen our environmental footprint. Our relationship with the communities of which we are a part is grounded on the belief of Joe Frank Sanderson who said: “Our company will only be as successful as the communities in which we operate.” Whether this means contributing to local charities, feeding hungry people, helping where we can after natural disasters or simply sponsoring the local baseball team, Sanderson Farms approaches its relationship with our communities with integrity, honesty and an understanding that our success as a company depends on the success of our neighbors. Creating value for our investors requires an ongoing commitment to our growth strategy, attention to modern corporate governance principles, technological innovation and vigorous cyber security programs, continued conservative financial management, and a relentless drive to be the most successful, efficient operator in our industry. We believe our very conservative approach to capital allocation and the strength of our balance sheet will sustain the company for the long term. This is especially crucial given the cyclicality that characterizes a commodity business.

Integrity Is at the Foundation of Our Sustainable Practices Integrity with Our Animals Integrity with Our Employees Integrity with Our Product Sanderson Farms’ average audit score for animal welfare practices, as rated by the National Chicken Council, was 99% in 2017. 100% of our feed is formulated and approved by a Corporate Nutritionist to provide optimal poultry diets. 4 million tons of poultry feed are produced annually in feed mills owned and operated by Sanderson Farms. Judicious use of FDA approved antibiotics to prevent disease and maintain the health and well-being of our animals. The top priority of Sanderson Farms and our family farmers is to raise healthy chickens, which provide safe products for our customers. In 70 years, Sanderson Farms has never been cited by the USDA or any other regulatory body for violation of any residue law, rule, or regulation. As required by the FDA, no chicken produced or sold by Sanderson Farms contains antibiotic residue when processed. In 2017, all Sanderson Farms facilities earned an AA score, the highest grade awarded by third-party BRC audits. More than 30% of our employees have been employed with the company for 5 years or more. 88% of our employees are minorities, including 50% of our management team. 46% of our employees are female, including 25% of our management team. As of April 2017, Sanderson Farms ranked first in the poultry industry with the fewest OSHA violations per 1,000 employees.

Integrity Is at the Foundation of Our Sustainable Practices Integrity with the Environment Integrity with Our Communities 22% decrease in electricity usage per salable pound since 2008. 40% decrease in natural gas usage per salable pound since 2008. 41% decrease in water usage per salable pound since 2008. Generated 186,370 MCFs of renewable energy in 2017 alone. $2.8 million donated to charitable and community organizations in fiscal year 2017. 1,430,675 pounds of poultry donated to charitable and community organizations since 2012. Over $5 million donated to Friends of Children’s Hospital since 2013 by the Sanderson Farms Championship. Sanderson Farms matches employee contributions to local United Way chapters dollar for dollar.

Our Approach to Animal Welfare Our responsibility for the welfare of our animals cannot be compromised. Our commitment to our animals is reflected in our business model; by owning and operating our own feed mills and hatcheries, we can ensure that everything that goes into our chickens meets the highest standards approved by our specially trained nutritionists and veterinarians. Living Conditions Our chickens live in a spacious, climate-controlled environment with unlimited access to food and water. The only time our chickens are caged is for their safety when they’re being transported from the farm to the processing facility. Our birds receive specialized animal husbandry care, including biosecurity measures to protect them from disease and wild animals, and our facilities are audited at least twice annually to ensure that our birds are provided the best environment possible. 1 Nutrition Our in-house nutritionists monitor our flocks’ health on a daily basis, and all of our feed is specially formulated by a nutritionist to ensure that our chickens get all the vitamins, minerals, and protein they need. Feed costs comprised 41% of our cost of goods sold in fiscal 2017. 2 Antibiotics and Medical Care While “antibiotic-free” chicken is often marketed with the implication it is “healthier,” in reality, the opposite is often true. Chickens not treated when they get sick are more susceptible to disease and suffering, and sick chickens generally carry more bacteria than other chickens. We use antibiotics judiciously, only in compliance with FDA regulations, and will continue to work with our suppliers to find alternatives to antibiotics that are important to human medicine. 3

In 2016, we received our first shareholder proposal from As You Sow, a shareholder advocacy group, requesting that we adopt a policy to phase out the use of medically important antibiotics for growth promotion and disease prevention. We do not use any antibiotics for growth promotion in our operations. Eliminating judicious use of FDA approved antibiotics to prevent disease would compromise the health of our flocks and result in the unnecessary death of thousands of our animals each week. Changing our practice would also potentially create food safety issues for humans, as sick chickens generally carry higher bacterial loads at the time of processing. Sick chickens require more feed, more water, more land for housing, and more electricity. Because more chickens would be placed to meet the same output, more chicken litter and waste would be produced. There is no valid, empirical scientific evidence that our judicious use of antibiotics is harming humans. With all these factors in mind, we continue our judicious use of antibiotics in compliance with all applicable FDA rules and regulations. We met with As You Sow to better understand their position and to educate them regarding our position. To date, they have been unwilling to compromise in any meaningful way. At our annual meeting in February 2017, As You Sow’s proposal failed to receive majority support from our shareholders. However, our Board nonetheless requested that our management team develop a contingency plan that would enable Sanderson Farms to become completely antibiotic-free, if necessary, within 12 months, and at reasonable cost. After As You Sow submitted a substantially similar proposal for our 2018 annual meeting, we undertook a substantial shareholder engagement campaign, and received meetings with 12 of our top shareholders. We listened to their concerns, which included board refreshment, antibiotic use and our marketing strategy. The proposal again failed to receive majority support in 2018. However, given concerns we heard from shareholders, our Board commissioned an independent panel of scientists to examine the link between the use of antibiotics in chickens and resistance in humans. We await the panel’s final report, which is expected by the end of September. In early September 2018, we also initiated another shareholder outreach campaign to update our investors on this issue and on material developments in our sustainability efforts and governance, and once again address any concerns they might have. We reached out to our top shareholders representing approximately 70% of our outstanding shares, and the feedback we receive will be summarized in our proxy statement for our 2019 annual meeting. We continue to monitor consumer preferences about raised without antibiotics claims and have found that, while 50% of chicken is raised in some variety of antibiotic free program, only 14% of chicken produced is actually sold with a “no antibiotics” labeling claim. This is consistent with our research indicating consumers are not prepared to pay the premium required for this product. Shareholder Antibiotic Proposal and Our Actions Taken in Response

Our Highly-Qualified Board of Directors

Independent

John H. Baker, III



- Sole proprietor of real estate and development company John H. Baker Interests

Beverly Hogan



- President of Tougaloo College in Jackson, Mississippi

Suzanne Mestayer



- Managing Principal of ThirtyNorth Investments
- Former director of McMoRan Exploration

Fred Banks, Jr.



- Partner at Phelps Dunbar LLP
- Former Justice of Mississippi Supreme Court

Robert C. Khayat



- Retired former Chancellor of the University of Mississippi

Dianne Mooney



- Retired former Sr. Vice President of Southern Living at Home

Toni D. Cooley



- President of Systems Consultants Associates
- Director of Trustmark Corporation

Phil K. Livingston (Lead Director)



- Retired former CEO of Citizens National Bancshares
- Former consultant to AmSouth Corporation

Gail Jones Pittman



- CEO of Gail Pittman Inc., a home accessories company based in Mississippi

David Barksdale



- Appointed in 2018
- Managing Member of Alluvian Capital; former CEO of Spread Networks

Non-Independent

Joe Sanderson, Jr. (Chairman)



- CEO of Sanderson Farms since 1989
- Chairman since 1998

Lampkin Butts



- COO of Sanderson Farms since 2004
- Former Vice President of Sales from 1996 to 2004

Mike Cockrell



- CFO of Sanderson Farms since 1993
- Former attorney at Wise Carter Child & Caraway

John Bierbusse



- Retired research analyst at Duff & Phelps and A.G. Edwards

13

Sanderson Farms

Our Board Refreshment Process Regular Self-Assessment Identification of Candidates Nomination and Election Onboarding & Integration Our board conducts regular self-evaluations to determine whether it is functioning effectively. Part of this assessment examines the skill sets of our existing directors and compares those with the areas of expertise we believe will be most critical in the long-term. We leverage our existing network, as well as any recommendations of shareholders and our advisors, to develop a list of suitable candidates. We seek to address any skills gaps among our board and to maintain our commitment to diversity in gender, race, age, and experience. Following interviews with the candidates, our nominating and governance committee makes a recommendation to the full board. The full board then determines whether to nominate that individual. For each new director, we conduct a comprehensive onboarding process to ensure that he or she has a full understanding of our business. The board will also decide which committees each new member should join, based on their skills, experience, and interest.

Our Board Benefits from Diversity of Age, Experience and Gender Gender and Ethnic Diversity Director Age Board Independence Director Experience Average Age: 66.3 Years

Strong lead independent director who: Is elected by and from the independent directors; Approves meeting schedules and agendas to ensure there is sufficient time for discussion of all agenda items; Approves all meeting material sent to board members; Chairs executive sessions at least four times annually; Presides at all meetings at which the chairman is not present; Serves as liaison between the chairman and the independent directors; Can call meetings of independent directors; Meets and communicates with stockholders; and Periodically attends management meetings. The board actively reviews and discusses our long-term strategic plan at least annually and exercises robust oversight of both the development and implementation of the plan. Composed of both long-tenured and new directors, providing both the experience important in a cyclical business such as ours and fresh, new ideas. Maintains a written management succession plan reviewed at least annually with management and appropriate board committees. Integrates relevant sustainability and ESG matters into strategic and operational planning. Oversees enterprise risk management. Subject to robust stock ownership guidelines. Board Corporate Governance Highlights

Our Executive Compensation Philosophy The main objectives of our executive compensation programs have been to reward outstanding performance by our executives appropriately and to ensure that management and stockholder interests are closely aligned. The Compensation Committee strives to structure compensation packages that incentivize our executives to maximize long term stockholder value, rather than to maximize their individual pay. A significant portion of our executive compensation opportunity is related to factors that directly and indirectly influence stockholder value, including return on sales, return on equity, and earnings per share. Below are some of our core compensation principles: Reward and incentivize exceptional performance Compensation should reflect “tone at the top” Maintain competitive compensation levels Emphasize absolute performance across all market cycles Tie compensation to relevant, value-driving metrics Expect top-level performance and set challenging targets Minimize stockholder dilution Pay structure should encourage long-term perspective Reward absolute performance and operational performance relative to industry peers Annual Cash Incentive Award Base Salary Long-Term Incentive Award Cash ($1,446,000) Cash ($2,892,000 target, $2,410,000 actual) 50% Restricted Stock Units (13,000 shares) 50% Performance-Based Restricted Stock (13,000 shares target) Evaluated annually based on individual merit 50% based on stretch EPS target 50% based on operational target (profit per chicken) Total award opportunity of 200% of base salary Vest over a period of four years; subject to executive stock ownership guidelines 50% based on average return on equity over two years 50% based on average return on sales over two years Additional one-year service requirement after performance cycle Award opportunity of 325% of base salary Pay Element Pay Components for CEO (2017) Link to Performance

A Rigorous, Thoughtfully-Designed Compensation Program Commitment to Performance-Based Pay Strong Historical Shareholder Support At-Risk1 Not At-Risk2 “At-Risk” compensation includes Non-Equity Incentive Plan Compensation and Stock Awards as described in the Summary Compensation Table in the 2018 Proxy Statement. “Not At-Risk” compensation includes Base Salary and All Other Compensation. Effective Use of Compensation Best Practices What We Don’t Do X No options X No excessive perquisites X No tax gross-ups X No hedging or pledging X No single-trigger change-in-control provisions for executive severance pay X No excessive golden parachute payments X No guaranteed bonuses What We Do ✓ Continually set challenging performance targets ✓ Link pay to relevant performance metrics ✓ Balance short and long-term incentives ✓ Prioritize absolute performance across market cycles ✓ Grant equity-based awards with milestone-based vesting ✓ Rigorous stock ownership guidelines ✓ Robust compensation recoupment (clawback) policy

Process of Consistent Shareholder Engagement Solicitation Period Post-Meeting Off-Season Our Board of Directors and management team value the feedback we receive from shareholders and other stakeholders and have been diligent in monitoring evolving trends and science that impact the way we do business. While engagement with our shareholders is an ongoing process, the shareholder proposals we have received over the past two years have led us to refocus our efforts to ensure that we remain sufficiently responsive to shareholder feedback. Enhance disclosure around engagement and ESG issues Attend numerous investor conferences Host annual investor conference Meet with shareholder proponents and other investors Monitor scientific developments regarding use of antibiotics Formulate contingency plan in the event we need to transition to ABF program Draft and file proxy statement for Annual Meeting Make Lead Independent Director and committee chairs available for engagement Circulate proxy statement and corporate responsibility report to shareholders Continue to engage with shareholders and offer to answer any questions Draft and file supplemental proxy material, to the extent necessary or helpful Release and analyze voting results from Annual Meeting Contact top 50 shareholders to schedule follow-up calls to review any concerns that were not voiced at or before the Annual Meeting Board of Directors meets to discuss feedback from shareholder outreach and discuss actions to take in response

How We Engage With Our Shareholders For Sanderson Farms, shareholder engagement is a year-round practice. Rather than treating it as a check-the-box exercise, we genuinely seek to understand and learn from our shareholders. Historically, these efforts were led by our management team, but more recently, we have been actively involving some of our directors, particularly when the subject matter relates to an issue of board risk oversight. In 2018, we contacted the holders of approximately 70% of our outstanding shares and ultimately spoke with those representing approximately 50%. 1. Through Off-Season Outreach 2. Through In-Season Outreach 3. Through Our Proxy Statement 4. Through the Media 5. Through Analyst Day and Investor Conferences For many of our shareholders, the bulk of their engagement with issuers occurs outside of proxy season, when conversations are less focused on a single voting issue. This year, we are reaching out to shareholders representing approximately 70% of our outstanding shares, as well as two of the major proxy advisory firms, for calls and meetings from September through November to engage specifically on ESG topics. Occasionally, such as when there is a unique or contentious item on the ballot, additional outreach during the proxy solicitation period will be necessary or helpful. For example, prior to our 2018 Annual Meeting of Shareholders, we reached out to approximately 70% of our outstanding shares to discuss the ABF shareholder proposal and any other outstanding questions. This supplemented our ordinary-course outreach. We view our proxy statement as an important communications tool for our shareholders, and a medium we can use effectively to discuss board, governance, compensation, and other matters. As a result of our receipt of ABF shareholder proposals in 2017 and 2018, we also included a discussion of our position on the judicious use of antibiotics for the animals in our care. In 2016, we launched a bold consumer education campaign focused on addressing some of the misconceptions surrounding the use of antibiotics in poultry production. This initiative, which we carried over into 2017, has been successful in correcting some of the numerous prevalent falsehoods and half-truths within poultry marketing. As a result, our shareholder base is more informed than ever about our animal welfare and sustainability efforts. Regularly scheduled events provide opportunities for us to engage with our investors face-to-face. We frequently attend investor conferences such as the Barclays Global Consumer Staples Conference, and conferences sponsored by Stephens, Sidoti, BMO Capital Markets, Goldman Sachs, J.P. Morgan and others. We also host our own annual Investor Day, which is scheduled for October 11, 2018. Additionally, we participate in at least four non-deal roadshows annually, to provide more opportunities for our shareholders to meet us and ask questions.

Track Record of Delivering Exceptional Shareholder Returns Source: Bloomberg. Data as of 7/18/18. Peers include Dean Foods Company, Hormel Foods Corp., Pilgrim’s Pride Corp., and Tyson Foods, Inc. +40.5% TSR vs. Peers +14.2% TSR vs. S&P 500

Direct Link Between Successful Execution of Growth Strategy and Shareholder Value

Fiscal 2018 Performance Update Income Statement Highlights (in millions, except per share amounts) Balance Sheet Highlights (in millions) Income Statement Highlights (in millions, except per share amounts) Nine Months Ended July 31, 2018 2017 Change Total Sales Dollars $2,437.9 $2,422.3000000000002 .6% Cost of Sales $2,187.1 $1,954.3 0.11912193624315609 Net Income $104.6 $206.9 -0.49444175930401163 Operating Income $87.4 $316.3 -0.72368005058488771 Earnings per Share $4.58 $9.1 -0.49670329670329666 Net Return on Sales 4.3% 8.5% -0.49411764705882361 Balance Sheet Highlights (in millions, except per share amounts) 43312 43039 Change Total Assets $0 $1,733.2 #DIV/0! Stockholders' Equity $0 $1,432.9 #DIV/0! Working Capital $0 $650.79999999999995 #DIV/0! Long-Term Debt $0 $0 #DIV/0! Debt / Capital Ratio 0.0% 0.0% #DIV/0!

Sustainable Organic Growth Across Market Cycles Pounds Sold (millions) Pounds Processed (millions) Earnings per Share 8.9% CAGR 7.5% CAGR

Disciplined, Value-Accretive Capital Allocation

These materials and the Company’s statements and presentation may include forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2017, the Company’s subsequent reports on Form 10-Q and the following: (1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets. (2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein. (3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets. (4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety. (5) Various inventory risks due to changes in market conditions, including, but not limited to, the risk that net realizable values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or net realizable value as required by generally accepted accounting principles. (6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company. (7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States. (8) Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products. (9) Changes in the availability and cost of labor and growers. (10) The loss of any of the Company’s major customers. (11) Inclement weather that could hurt Company flocks or otherwise adversely affect the Company’s operations, or changes in global weather patterns that could affect the supply and price of feed grains. (12) Failure to respond to changing consumer preferences and negative or competitive media campaigns. (13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire. (14) Unfavorable results from currently pending litigation and proceedings or litigation and proceedings that could arise in the future. Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this presentation, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward looking statements. Examples of forward-looking statements include statements of the Company’s belief about future earnings, production levels, capital expenditures, grain prices, global economic conditions, supply and demand factors, growth plans and other industry conditions. Cautionary Statement Regarding Forward-Looking Statements

IMPORTANT INFORMATION: Sanderson Farms, Inc., its board of directors and certain executive officers may be deemed to be “participants” in the solicitation of proxies as it relates to this presentation and its 2019 annual meeting of stockholders. Information about the directors and executive officers of Sanderson Farms, Inc. is set forth in its proxy statement for its 2018 annual meeting of stockholders, filed with the Securities and Exchange Commission (the “SEC”) on January 16, 2018, and in the Form 8-K filed on August 8, 2018. Other information regarding the persons who may be participants and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in a proxy statement or other relevant materials and filed with the SEC. This communication is not a substitute for a proxy statement or other document Sanderson Farms, Inc. has filed or may file with the SEC in connection with a solicitation of votes for its 2019 annual meeting of stockholders. STOCKHOLDERS OF SANDERSON FARMS, INC. ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT MATTERS RELATED TO THE 2019 ANNUAL MEETING OF STOCKHOLDERS. Investors and security holders can obtain free copies of our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, our proxy statements, and all amendments to those reports and other documents filed with the SEC by Sanderson Farms, Inc. through the web site maintained by the SEC at www.sec.gov. These documents are also available, free of charge, on our web site as soon as reasonably practicable after they are filed with the SEC. Our website address is http://www.sandersonfarms.com.